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 Exhibit 3.1B

                               CERTIFICATE OF AMENDMENT
                                          OF
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                             SECURITY CAPITAL CORPORATION

                       Pursuant to Section 242 of the Delaware
                               General Corporation Law



         Security Capital Corporation, a Delaware corporation (the "Corporation"), hereby certifies as follows:

         FIRST:  The name of the Corporation is Security Capital Corporation.

         SECOND: The Restated Certificate of Incorporation hereby is amended to decrease the number of authorized shares of the Class A Common Stock of the Corporation from 60,000,000 shares to 10,000,000 shares by striking the first paragraph of Article FOURTH of the Restated Certificate of Incorporation and inserting the following paragraph in its place:

         "FOURTH: the total number of shares of all classes of stock which the Corporation shall have authority to issue is twelve million five hundred fifty-seven thousand five hundred (12,557,500) shares, of which two million five hundred thousand (2,500,000) shares shall be designated as Preferred Stock (the "PREFERRED STOCK"), with a par value of One Cent ($0.01) per share, fifty thousand (50,000) shares shall be designated as Class A Preferred Stock (the "CLASS A PREFERRED STOCK"), with a par value of One Cent ($0.01) per share, seven thousand five hundred (7,500) shares shall be designated as Common Stock (the "COMMON STOCK"), with a par value of One Cent ($0.01) per share, and ten million (10,000,000) shares shall be designated as Class A Common Stock (the "CLASS A COMMON STOCK"), with a par value of One Cent ($0.01) per share."

         THIRD: This Certificate of Amendment of Restated Certificate of Incorporation shall be effective as of March 27, 1996.

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         FOURTH:  This Certificate of Amendment of Restated Certificate of
Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

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         IN WITNESS WHEREOF, Security Capital Corporation has caused this
Certificate of Amendment of Restated Certificate of Incorporation to be executed by its President and attested by its Assistant Secretary this 27th day of March, 1996.

                                  SECURITY CAPITAL CORPORATION



                                  By /s/A. George Gebauer
                                    ------------------------------------------
                                      A. George Gebauer
                                      President

ATTEST:

/s/Grace Santacqua
---------------------------------------
Grace Santacqua
Assistant Secretary

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